Exhibit 99.1

   ENDEAVOUR ANNOUNCES $92 MILLION CAPITAL EXPENDITURE BUDGET FOR 2007

    HOUSTON, Dec. 14 /PRNewswire-FirstCall/ -- Endeavour International Corporation (Amex: END) today announced that it plans to spend approximately $92 million during 2007 to fund oil and gas exploration and development in the North Sea.

    "Our capital budget has almost doubled from last year, excluding acquisitions and capitalized costs, and demonstrates the increased activity that we are anticipating given the growth of our company during 2006," said William L. Transier, chairman, chief executive officer and president. "Exploration success, expansion from acquisitions and an ever-increasing portfolio of drilling opportunities position the company for significant growth. We now have the cash flow, rigs under contract and experienced professionals to execute on these opportunities for our investors."

    An estimated $42 million will be allocated to exploration drilling activities and the remainder to data acquisition and analysis and development projects. More than two-thirds of the 2007 capital program is expected to be spent in the United Kingdom sector of the North Sea. The rest of the capital budget will be directed toward exploration and development activities in Norway.

    Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit http://www.endeavourcorp.com.

    Certain statements in this news release should be regarded as "forward-looking" statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

SOURCE  Endeavour International Corporation
    -0-                             12/14/2006
    /CONTACT: Investor contact, Rusty Fisher, +1-713-307-8770, or Media contact, Janice Aston White, +1-713-307-8780, both for Endeavour International Corporation /
    /Web site:  http://www.endeavourcorp.com /